Exhibit 10.28
SUMMARY OF DIRECTOR COMPENSATION
Annual Retainer
     Members of the Board of Directors of Symbion, Inc. (the “Company”) who are also officers or employees of the Company receive no additional compensation, beyond that which they receive as officers of the Company, for serving on the Company’s Board of Directors. Non-employee members of the Board receive a $20,000 annual retainer for serving on the Board. The chairperson of each Board committee receives a $4,000 annual retainer in addition to the Board retainer.
Meeting Fees
     Non-employee members of the Board of Directors receive (i) up to $10,000 per year for attendance (not including by telephone) at regularly scheduled Board meetings ($2,500 for each meeting), (ii) $1,000 per meeting of the Board attended by telephone, and (iii) $1,000 per meeting for attendance (in person or by telephone) at Board committee meetings. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board and Board committees.
Equity Incentives
     In addition to the cash compensation discussed above, non-employee directors are also eligible to receive equity awards granted by the Compensation Committee of the Board of Directors.
     The Company maintains a Non-Employee Directors Stock Option Plan under which options to purchase shares of its Common Stock are available for issuance to the non-employee members of the Board of Directors. Historically, each non-employee director of the Company has received an annual grant of options to purchase a number of shares determined by the Compensation Committee. The options are exercisable at the fair market value of the Common Stock on the date of grant, and each option becomes fully exercisable one year from the date of grant. The options expire on the earlier of the date set forth in the option agreement (typically, seven or ten years from the date of grant) or immediately upon a director’s termination on account of fraud, dishonesty or other acts detrimental to the Company. In the event of any other termination of a director, any vested options granted to the director may be exercised for a period of 12 months after termination. Upon a change in the control of the Company, as described in the Non-Employee Directors Stock Option Plan, all options become immediately vested and exercisable.

     Non-employee directors are eligible to receive equity awards under the Company’s Long Term Incentive Plan. In 2007, the Compensation Committee intends to make an award of restricted stock to non-employee directors under the Long Term Incentive Plan in lieu of an option grant under the Non-Employee Directors Stock Option Plan. It is expected that the restricted stock will be awarded to non-employee directors on the date of the Company’s annual meeting and that it will vest over a three year period beginning on the date of grant provided that the director is serving as a director of the Company on the vesting date. Upon a change in the control of the Company, as described in the Non-Employee Directors Stock Option Plan, and certain other triggering events, all shares of restricted stock become immediately vested. The Compensation Committee may make awards to non-employee directors in the future pursuant to the Long Term Incentive Plan in lieu of, or in addition to, awards under the Non-Employee Directors Stock Option Plan.